UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2008

COMBINATORX, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Sixteenth Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 301-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 25, 2007, CombinatoRx, Incorporated (the "Company") and its subsidiary CombinatoRx (Singapore) Pte. Ltd. (the "Subsidiary") entered into an Interim Consortium Agreement with the Liverpool School of Tropical Medicine ("LSTM") and other parties (the "A-WOL Consortium"), under which the Company and its Subsidiary would act as subcontractors to perform assay development and screening services relating to a grant awarded to LSTM focusing on the development of treatment regimens against filariasis, or African river blindness. Under the terms of the interim agreement, and subject to certain conditions, the Subsidiary was eligible to receive up to approximately $4.0 million in research and development funding over a five-year period. The interim agreement expired by its terms on March 31, 2008, and the Company and the Subsidiary continued to perform services for LSTM as part of the A-WOL Consortium.

On October 8, 2008, the Company and the Subsidiary entered into a Consortium Agreement with the members of the A-WOL Consortium, as well as a Project Agreement and an Agreement Relating to Intellectual Property Rights with LSTM (the "Agreements"), all to allow the Subsidiary to continue to participate as a member of the A-WOL Consortium and perform assay development and screening services relating to the grant awarded to LSTM to develop treatment regimens against filariasis.

Under the terms of the Agreements, the Subsidiary will continue to be eligible to receive up to approximately $2.8 million in remaining research and development funding, plus reimbursement of expenses relating to patent prosecution. Under the Agreements, the Company, the Subsidiary and LSTM (on behalf of the A-WOL Consortium) will own certain intellectual property generated by the research performed by the Subsidiary pursuant to the Agreements and will form an IP Steering Committee to oversee patent filings and other activities relating to protecting the intellectual property. LSTM (on behalf of the A-WOL Consortium) retains the right to grant exclusive licenses to the intellectual property in the field of filariasis. The Company and the Subsidiary retain the right to grant exclusive licenses to the intellectual property in commercial fields other than filariasis. LSTM may also grant an exclusive license to the intellectual property covering specified product candidates in the parasitology field to a third party that agrees to develop such product candidates as provided in the Agreements, and in connection with such grant, LSTM may also grant an exclusive license to the intellectual property covering such product candidates in the commercial field, subject to the prior written consent of the Company and the Subsidiary and any prior exclusive or non-exclusive licenses granted by the Company or the Subsidiary to third parties in the commercial field. The Subsidiary will receive proceeds from any licenses granted to the intellectual property in the commercial field.

The Agreement with respect to research and development terminates upon the expiration of the research and development project, which is currently planned to last until April 2012. The Agreements may be terminated by the A-WOL Consortium after thirty days' notice of a persistent or material breach of the Agreements by the Company or the Subsidiary, the inability of the Company or the Subsidiary to continue the research project for reasons beyond its control, or the winding-up, liquidation, bankruptcy or similar action by the Company or the Subsidiary. The A-WOL Consortium may also terminate the Agreements if the grant is terminated or if LSTM and the grant provider agree that the number of remaining parties under the Agreements means that it is no longer viable to continue the research project under the terms of the original grant award to LSTM. The Company or the Subsidiary may terminate the Agreements with six months' prior written notice. The provisions relating to intellectual property survive termination of the Agreements. These provisions provide each party a right of preemption on transfers of the intellectual property as well as the ability of a party to surrender its interest in the intellectual property to the other party.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBINATORX, INCORPORATED
	By:	/s/ Jason F. Cole
Name: Jason F. Cole
Title: Senior Vice President and General Counsel

Dated: October 14, 2008